                                                                    EXHIBIT 21.1

                         MAGMA DESIGN AUTOMATION, INC.

                              List of Subsidiaries

1. Magma Design Automation K.K. (Japan)

2. Magma Design Automation Ltd. (United Kingdom)

3. Magma Design Automation Limited GmbH (Germany)

4. Magma Design Automation Ltd. (Israel)

5. Magma Design Automation BV (Netherlands)

6. Magma Korea (Korea)

7. Magma Design Automation NV (Belgium)

8. Magma Design Automation Corp. (Canada)

9. Moscape, Inc.